EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
NATURAL HEALTH TRENDS CORP.
A DELAWARE CORPORATION

Name	Jurisdiction

NHT Global, Inc.	United States (Delaware)
NHTC International, LLC	United States (Delaware)
NHTC Canada Holdings Pty. Limited	Australia
NHT Global (Canada) Company	Canada
NHTC Holding Company	Cayman Islands
NHT Global Taiwan Company	Cayman Islands
NHTC Trading Company	Cayman Islands
NHT Global CIS Company	Cayman Islands
NHT Global (China) Corporation	China
NHT Global Hong Kong Limited	Hong Kong
Natural Health Trends Japan, Inc.	Japan
NHTK Ltd.	South Korea
NHT Slovenia, Ltd.	Slovenia
NHT Global Europe S.R.L.	Italy